NEWS RELEASE


          Date:          October 12, 1997

          Further Info.: Gary D. Plummer     610-921-6636/Pager 888-510-7067
                         Ray E. Dotter       610-921-6814/Pager 717-237-8313

          For Release:   Immediate

          Release No.:   83-97


          GPU ANNOUNCES ACQUISITION OF AUSTRALIAN COMPANY, PLANNED SALE OF GENERATION ASSETS

               PARSIPPANY, NJ,  Oct. 12    GPU, Inc., announced  today that

          the  Australian State of Victoria has named it the winning bidder for PowerNet,  the state's  electrical transmission  company. The purchase price is $1.88 billion US.

               GPU,  continuing its  focus on  its core  delivery business,

          separately  announced that  it intends  to begin  a process  that would lead to the sale of up to all of its non-nuclear generation assets through an auction.

               Referring  to the  Australian purchase,  Fred D.  Hafer, GPU chairman,  president and  CEO,  said,  "The PowerNet  acquisition further implements our strategy  of expanding our ongoing efforts to  grow our  core infrastructure  business  in new  markets. The purchase also better positions GPU  to participate further in the

          Australian market."

               GPU Electric, which is part  of the GPU International Group,

          will acquire PowerNet's assets early in November. GPU Electric is the  GPU  subsidiary that  owns 50  percent  of Solaris  Power in

          Australia  and 50 percent  of Midlands Electricity  in the United
          Kingdom.

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               J. P. Morgan is the financial adviser to GPU. Debt financing for the acquisition has been arranged through a banking syndicate led  by Chase, Dresdner and J.P. Morgan banks. At closing, equity funding will be provided through a cash contribution from GPU and a non-recourse equity loan underwritten by Chase Manhattan Bank.

               Because  of  Victoria's  cross-ownership  restrictions, GPU plans to seek to dispose of its 50 percent ownership of Solaris

          Power.

               PowerNet  transmits electricity  throughout Victoria  and is interconnected with the neighboring states of New South Wales and

          South Australia. It had 1996 revenues of about $215 million.

               "We expect the PowerNet acquisition to be accretive to GPU s earnings in 1998," Hafer said.

               GPU also announced today  its intention to proceed with  the sale of approximately  seven million  shares of  common stock  in early 1998 with  Goldman, Sachs  & Co. as  lead underwriter.  The

          sale  proceeds  will  be  used   to  pay  down  acquisition  debt

          associated with the Midlands and PowerNet acquisitions.

               With reference  to the  planned generation sale,  Hafer said

          GPU  had been  exploring  the option  of  selling the  generation assets  owned by its three  utility subsidiaries, who do business as GPU Energy.

               "This approach reflects our  belief that we must concentrate on  our core  business  of delivering  electricity to  customers,

          rather  than  using  our   resources  to  expand  our  generation

          capability enough to be a successful competitor in the merchant generation business," Hafer said.

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               GPU's  fossil and  hydro  generating  facilities, which  are operated by GPU Generation, total about 5,300 megawatts  (MW) and have a book value of about $1.1 billion.

               "We  believe the generation assets  will be able  to grow in the  hands of  a  firm which  intends  to pursue  the  generation segment of the business in our restructured industry," he said.


               GPU anticipates  that the existing GPU  Generation employees would  largely be  assumed by  the  new owner  or  owners of  the plants, but  recognizes that the final  determination will depend on the business needs of the successful buyer.

               The process for the sale of non-nuclear generation assets is expected to  take  about a  year to  complete and  is subject  to approvals by  several state and federal  regulatory agencies. GPU

          Energy s  restructuring filings  in Pennsylvania  and New  Jersey will  have  to  be amended  to  reflect  this  decision. GPU  has retained Goldman, Sachs as its adviser on the asset sale.

               Decisions on the future of GPU's nuclear facilities will  be independent of the sale of the fossil and hydro generation, Hafer said.

               GPU  previously  announced  that its  Oyster  Creek  Nuclear

          Generating Station was a candidate for sale,  early retirement or continued operation and that the Three Mile Island Unit 1 nuclear plant  was  a  candidate for  sale  or  continued operation.  GPU recently confirmed the fact  that a confidentiality agreement has been executed with a potential purchaser.

               One of  the nation's  largest electric utility  systems, GPU

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          reported  net income  of $298  million on  operating revenues  of

          $3.92 billion in 1996.

               GPU's three operating  utility subsidiaries, Jersey  Central

          Power  & Light,  Metropolitan  Edison and  Pennsylvania Electric,

          doing business  as GPU Energy, serve nearly two million customers in Pennsylvania and New Jersey.

               The  GPU  International  Group has  ownership  interests  in

          electricity distribution  and   supply businesses in  England and

          Australia  serving  about  2.4  million  customers;  9  operating cogeneration plants in  North America, totaling 877  MW (of which

          GPUI's equity  interest is 304  MW); and 12  operating generating facilities  located abroad,  totaling 3,750  MW (of  which GPUI's equity interest is 2,270 MW).

               GPU  Generation, Inc.,  and GPU  Nuclear, Inc.,  operate and maintain the  GPU companies'  non-nuclear and  nuclear generation

          facilities, respectively.   Corporate functions are performed  by

          GPU Service, Inc.



               Mr. Hafer and other GPU officers will be available at 1 p.m.

          EDT Monday for  a conference  call for the  media. The  toll-free number  for US media to dial is 1-888-558-0548. Media outside the

          US should call 201-986-0914.

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